Exhibit 99.1

SJW CORP. Announces Proposed Offering of Common Stock

SAN JOSE, Calif. MARCH 27, 2013—(BUSINESS WIRE)—SJW Corp. (NYSE:SJW) today announced that it has commenced an underwritten public offering of approximately $35,000,000 of its common stock under its existing shelf registration statement. The Company also will grant the underwriter an option to purchase up to an additional fifteen percent (15%) of the amount sold in the offering to cover over-allotments, if any. The offering price of the shares and the actual number of shares to be sold will be determined by market conditions at the time of pricing, in consultation with the underwriter.

Robert W. Baird & Co. Incorporated will serve as the underwriter for the offering.

The Company intends to use the net proceeds from this offering to repay its short-term borrowings, fund the construction programs of its water utility services and for other general corporate purposes.

The securities described above are being offered by the Company pursuant to a “shelf” registration statement (including a prospectus) previously filed with and declared effective by the Securities and Exchange Commission (SEC) on December 21, 2012. A preliminary prospectus supplement has been filed with the SEC in connection with the offering, which, together with the accompanying prospectus, may be obtained by sending a request to Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, Galleria Level, Milwaukee, Wisconsin 53202-5391, or by calling 1-800-792-2413 or email: syndicate@rwbaird.com. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus, the registration statement and the documents incorporated by reference therein, and the other documents that the Company has filed with the SEC for more complete information about the Company and this offering. Investors may obtain these documents for free by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain certain forward-looking statements including but not limited to, statements relating to SJW Corp.’s public offering and expected use of proceeds, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.’s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About SJW Corp.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

SJW Corp.

Suzy Papazian, 408-279-7961

Corporate Secretary/Attorney